Exhibit 14.1
KORE GROUP HOLDINGS, INC.
CODE OF ETHICS
1.Introduction
The Board of Directors of KORE Group Holdings, Inc. has adopted this code of ethics (the “Code”), which is applicable to all directors, officers and employees, to:
•promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Corporation;
•promote compliance with applicable governmental laws, rules and regulations;
•deter wrongdoing; and
•require prompt internal reporting of breaches of, and accountability for adherence to, this Code.
This Code may be amended only by resolution of the Corporation’s Board of Directors. In this Code, references to the “Corporation” mean KORE Group Holdings, Inc., and, in appropriate context, its subsidiaries.
2.Honest, Ethical and Fair Conduct
Each person owes a duty to the Corporation to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordinating one’s principles are inconsistent with integrity. Service to the Corporation never should be subordinated to personal gain and advantage.
Each person must:
•act with integrity, including being honest and candid while still maintaining the confidentiality of the Corporation’s information where required or in the Corporation’s interests;
•observe all applicable governmental laws, rules and regulations;
•comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Corporation’s financial records and other business-related information and data;
•adhere to a high standard of business ethics and not seek a competitive advantage through unlawful or unethical business practices;
•deal fairly with the Corporation’s customers, suppliers, competitors and employees;
•refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice;

•protect the assets of the Corporation and ensure their proper use;
•refrain from taking for themselves personally opportunities that are discovered through the use of corporate assets or by using corporate assets, information or position for general personal gain outside the scope of employment with the Corporation or from competing with the Corporation; and
•avoid “related-party transactions” or conflicts of interest, wherever possible, except under guidelines or resolutions approved by the Board of Directors (or the appropriate committee of the Board). For purposes of this Code, “related-party transactions” are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of the Company’s common shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. Anything that would be a conflict for a person subject to this Code also will be a conflict if it is related to a member of his or her family or a close relative. Examples of conflict of interest situations include, but are not limited to, the following:
•any significant ownership interest in any supplier or customer;
•any consulting or employment relationship with any customer, supplier or competitor;
•any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Corporation;
•the receipt of any money, non-nominal gifts or excessive entertainment from any company with which the Corporation has current or prospective business dealings;
•being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any close relative;
•selling anything to the Corporation or buying anything from the Corporation, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell; and
•any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes – or even appears to interfere – with the interests of the Corporation as a whole.
3.Disclosure
The Corporation strives to ensure that the contents of and the disclosures in the reports and documents that the Corporation files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:
•not knowingly misrepresent, or cause others to misrepresent, facts about the Corporation to others, whether within or outside the Corporation, including to the Corporation’s independent auditors, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and
•in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.
In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of the Corporation and each subsidiary of the Corporation (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Corporation must familiarize himself or herself with the disclosure requirements applicable to the Corporation as well as the business and financial operations of the Corporation.
Each person must promptly bring to the attention of the Chairman of the Audit Committee of the Corporation’s Board of Directors any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls which could adversely affect the Corporation’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s financial reporting, disclosures or internal controls.
4.Compliance
It is the Corporation’s obligation and policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each person to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.
5.Reporting and Accountability
The Audit Committee of the Corporation is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Chairman of the Audit Committee promptly. Failure to do so is itself a breach of this Code.
Specifically, each person must:
•notify the Chairman promptly of any existing or potential violation of this Code; and
•not retaliate against any other person for reports of potential violations that are made in good faith.
The Corporation will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:
•The Audit Committee will take all appropriate action to investigate any breaches reported to it.
•If the Audit Committee determines (by majority decision) that a breach has occurred, it will inform the Board of Directors.
•Upon being notified that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.
No person following the above procedure shall, as a result of following such procedure, be subject by the Corporation or any officer or employee thereof to discharge, demotion, suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.
6.Waivers and Amendments
Any waiver (as defined below) or an implicit waiver (as defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in the Corporation’s Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC.
A “waiver” means the approval by the Corporation’s Board of Directors of a material departure from a provision of the Code. An “implicit waiver” means the Corporation’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Corporation. An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.
All persons should note that it is not the Corporation’s intention to grant or to permit waivers from the requirements of this Code. The Corporation expects full compliance with this Code.
7.Other Policies and Procedures
Any other policy or procedure set out by the Corporation in writing or made generally known to employees, officers or directors of the Corporation prior to the date hereof or hereafter are separate requirements and remain in full force and effect.
8.Inquiries
All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Corporation’s Chief Financial Officer.
Adopted effective as of September 30, 2021
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